N-SAR Exhibit: Sub-item 77M
Legg Mason Partners Institutional Trust
Western Asset Institutional Tax Free Reserves
Item 77M: Mergers
In response to Sub-Items 77M(a) and (b),  Western Asset Institutional
Tax Free Reserves, pursuant to the Agreement and Plan of Reorganization, acquired the assets and liabilities of Western Asset Institutional AMT Free Municipal Money Market Fund, effective July 24,
2015. The merger was approved by each Fund's Board at a meeting held on May 12-13, 2015. The Registrant also incorporates by reference Post-Effective Amendment No. 103 to Form N-1A filed on December 15, 2014 pursuant to Rule 485(b) of the Securities Act of 1933 (Accession No. 0001193125-14-442657).